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                                                                  Exhibit 8.7(c)


                      FORM OF FUND PARTICIPATION AGREEMENT



This Agreement is entered into as of the __th day of _____, ______, between KEMPER INVESTORS LIFE INSURANCE COMPANY, a life insurance company organized under the laws of the State of Illinois ("Insurance Company"), and THE DREYFUS SOCIALLY RESPONSIBLE GROWTH FUND, INC.; DREYFUS INVESTMENT PORTFOLIOS; and DREYFUS VARIABLE INVESTMENT FUND (each a "Fund").



                                    ARTICLE I
                                   DEFINITIONS

1.1  "Act" shall mean the Investment Company Act of 1940, as amended.

1.2 "Board" shall mean the Board of Directors of the Fund, which has the responsibility for management and control of the Fund.

1.3 "Business Day" shall mean any day for which the Fund calculates net asset value per share as described in the Fund's Prospectus.

1.4  "Commission" shall mean the Securities and Exchange Commission.

1.5 "Contract" shall mean a variable annuity or life insurance contract that uses any Participating Fund (as defined below) as an underlying investment medium. Individuals who participate under a group Contract are "Participants."

1.6 "Contractholder" shall mean any entity that is a party to a Contract with a Participating Company (as defined below).

1.7 "Disinterested Board Members" shall mean those members of the Board of the Fund that are not deemed to be "interested persons" of the Fund, as defined by the Act.

1.8 "Dreyfus" shall mean The Dreyfus Corporation and its affiliates, including Dreyfus Service Corporation.

1.9 "Participating Companies" shall mean any insurance company (including Insurance Company) that offers variable annuity and/or variable life insurance contracts to the public and that has entered into an agreement with the Fund.

1.10 "Participating Fund" shall mean the Fund and any other funds in the Dreyfus Family of Funds, including, as applicable, any series thereof, specified in Exhibit A, as such Exhibit may be amended from time to time by agreement of the parties hereto, the shares of which are available to serve as the underlying investment medium for the aforesaid Contracts.
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1.11 "Prospectus" shall mean the current prospectus and statement of additional information of the Fund, as most recently filed with the Commission.


1.12 "Separate Account" shall mean KILICO Variable Annuity Separate Account, a separate account established by Insurance Company in accordance with the laws of the State of Illinois.


1.13 "Software Program" shall mean the software program used by the Fund for providing Fund and account balance information including net asset value per share. Such Program may include the Lion System. In situations where the Lion System or any other Software Program used by the Fund is not available, such information may be provided by telephone. The Lion System shall be provided to Insurance Company at no charge.

1.14 "Insurance Company's General Account(s)" shall mean the general account(s) of Insurance Company and its affiliates that invest in the Fund.

                                   ARTICLE II
                                 REPRESENTATIONS

2.1 Insurance Company represents and warrants that (a) it is an insurance company duly organized and in good standing under applicable law; (b) it has legally and validly established the Separate Account pursuant to the Illinois Insurance Code for the purpose of offering to the public certain individual and group variable annuity and life insurance contracts; (c) it has registered the Separate Account as a unit investment trust under the Act to serve as the segregated investment account for the Contracts; and
     (d) the Separate Account is eligible to invest in shares of each Participating Fund without such investment disqualifying any Participating Fund as an investment medium for insurance company separate accounts supporting variable annuity contracts or variable life insurance contracts.

2.2 Insurance Company represents and warrants that (a) the Contracts will be described in a registration statement filed under the Securities Act of 1933, as amended ("1933 Act"); (b) the Contracts will be issued and sold in compliance in all material respects with all applicable federal and state laws; and (c) the sale of the Contracts shall comply in all material respects with state insurance law requirements. Insurance Company agrees to notify each Participating Fund promptly of any investment restrictions imposed by state insurance law and applicable to the Participating Fund.

2.3 Insurance Company represents and warrants that the income, gains and losses, whether or not realized, from assets allocated to the Separate Account are, in accordance with the applicable Contracts, to be credited to or charged against such Separate Account without regard to other income, gains or losses from assets allocated to any other accounts of Insurance Company. Insurance Company represents and warrants that the assets of the Separate Account are and will be kept separate from Insurance Company's General Account and any other separate accounts Insurance Company may have, and will not be





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     charged with liabilities from any business that Insurance Company may conduct or the liabilities of any companies affiliated with Insurance Company.

2.4 Each Participating Fund represents that it is registered with the Commission under the Act as an open-end, management investment company and possesses, and shall maintain, all legal and regulatory licenses, approvals, consents and/or exemptions required for the Participating Fund to operate and offer its shares as an underlying investment medium for Participating Companies.

2.5 Each Participating Fund represents that it is currently qualified as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), and that it will make every effort to maintain such qualification (under Subchapter M or any successor or similar provision) and that it will notify Insurance Company immediately upon having a reasonable basis for believing that it has ceased to so qualify or that it might not so qualify in the future.

2.6 Insurance Company represents and agrees that the Contracts are currently, and at the time of issuance will be, treated as life insurance policies or annuity contracts, whichever is appropriate, under applicable provisions of the Code, and that it will make every effort to maintain such treatment and that it will notify each Participating Fund and Dreyfus immediately upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that they might not be so treated in the future. Insurance Company agrees that any prospectus offering a Contract that is a "modified endowment contract," as that term is defined in Section 7702A of the Code, will identify such Contract as a modified endowment contract (or policy).

2.7 Each Participating Fund represents and warrants that its assets shall be managed and invested in a manner that complies with the requirements of
     Section 817(h) of the Code and the rules and regulations thereunder.

2.8 Insurance Company agrees that each Participating Fund shall be permitted (subject to the other terms of this Agreement) to make its shares available to other Participating Companies and Contractholders.

2.9 Each Participating Fund represents and warrants that any of its directors, trustees, officers, employees, investment advisers, and other individuals/entities who deal with the money and/or securities of the Participating Fund are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage for the benefit of the Participating Fund in an amount not less than that required by Rule 17g-1 under the Act. The aforesaid Bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.

2.10 Insurance Company represents and warrants that all of its employees and agents who deal with the money and/or securities of each Participating Fund are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage in an amount not less than





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     the coverage required to be maintained by the Participating Fund. The aforesaid Bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.

2.11 Insurance Company agrees that Dreyfus shall be deemed a third party beneficiary under this Agreement and may enforce any and all rights conferred by virtue of this Agreement.


                                   ARTICLE III
                                   FUND SHARES

3.1 The Contracts funded through the Separate Account will provide for the investment of certain amounts in shares of each Participating Fund.

3.2 Each Participating Fund agrees to make its shares available for purchase at the then applicable net asset value per share by Insurance Company and the Separate Account on each Business Day pursuant to rules of the Commission. Notwithstanding the foregoing, each Participating Fund may refuse to sell its shares to any person, or suspend or terminate the offering of its shares, if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of its Board, acting in good faith and in light of its fiduciary duties under federal and any applicable state laws, necessary and in the best interests of the Participating Fund's shareholders.

3.3 Each Participating Fund agrees that shares of the Participating Fund will be sold only to Participating Companies and their separate accounts. No shares of any Participating Fund will be sold to the general public.

3.4 Each Participating Fund shall use its best efforts to provide closing net asset value, dividend and capital gain information on a per-share basis to Insurance Company by 6:00 p.m. Eastern time on each Business Day. Any material errors in the calculation of net asset value, dividend and capital gain information shall be reported immediately upon discovery to Insurance Company. Non-material errors will be corrected in the next Business Day's net asset value per share. If any Participating Fund provides materially incorrect share net asset value information, Insurance Company shall be entitled to an adjustment to the number of shares purchased or redeemed to reflect the correct net asset value per share. Each party to this Agreement shall have the right to rely on information or confirmations provided by the other party (or by that party's designee), and shall not be liable in the event that an error results from any incorrect information or confirmations supplied by the other party (or by that party's designee). If an error is made in reliance upon incorrect information or confirmations, any amount required to make an account of a Contractholder whole shall be borne by the party who provided the incorrect information or confirmation.

3.5 At the end of each Business Day, Insurance Company will use the information described in Sections 3.2 and 3.4 to calculate the unit values of the Separate Account for the day. Using this unit value, Insurance Company will process the day's Separate Account




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     transactions received by it by the close of trading on the floor of the New
     York Stock Exchange (currently 4:00 p.m. Eastern time) to determine the net dollar amount of each Participating Fund's shares that will be purchased or redeemed at that day's closing net asset value per share. The net purchase or redemption orders will be transmitted to each Participating Fund by Insurance Company by 11:00 a.m. Eastern time on the Business Day next following Insurance Company's receipt of that information. Subject to Sections 3.6 and 3.8, all purchase and redemption orders for Insurance Company's General Accounts shall be effected at the net asset value per share of each Participating Fund next calculated after receipt of the order by the Participating Fund or its Transfer Agent.

3.6 Each Participating Fund appoints Insurance Company as its agent for the limited purpose of accepting orders for the purchase and redemption of Participating Fund shares for the Separate Account. Each Participating Fund will execute orders at the applicable net asset value per share determined as of the close of trading on the day of receipt of such orders by Insurance Company acting as agent ("effective trade date"), provided that the Participating Fund receives notice of such orders by 11:00 a.m. Eastern time on the next following Business Day and, if such orders request the purchase of Participating Fund shares, the conditions specified in Section 3.8, as applicable, are satisfied. A redemption or purchase request that does not satisfy the conditions specified above and in Section 3.8, as applicable, will be effected at the net asset value per share computed on the Business Day immediately preceding the next following Business Day upon which such conditions have been satisfied in accordance with the requirements of this Section and Section 3.8. Insurance Company represents and warrants that all orders submitted by the Insurance Company for execution on the effective trade date shall represent purchase or redemption orders received from Contractholders prior to the close of trading on the New York Stock Exchange on the effective trade date.

3.7 Insurance Company will make its best efforts to notify each applicable Participating Fund in advance of any purchase or redemption orders exceeding $1 million.

3.8 If Insurance Company's order requests the purchase of a Participating Fund's shares, Insurance Company will pay for such purchases by wiring Federal Funds to the Participating Fund or its designated custodial account on the day the order is transmitted. Insurance Company shall make all reasonable efforts to transmit to the applicable Participating Fund payment in Federal Funds by 12:00 noon Eastern time on the Business Day the Participating Fund receives the notice of the order pursuant to Section
     3.5. Each applicable Participating Fund will execute such orders at the applicable net asset value per share determined as of the close of trading on the effective trade date if the Participating Fund receives payment in Federal Funds by 12:00 midnight Eastern time on the Business Day the Participating Fund receives the notice of the order pursuant to Section
     3.5. If payment in Federal Funds for any purchase is not received or is received by a Participating Fund after 12:00 noon Eastern time on such Business Day, Insurance Company shall promptly, upon each applicable Participating Fund's request, reimburse the respective Participating Fund for any charges, costs, fees, interest or other expenses incurred by the Participating Fund in connection with any advances to, or borrowings or overdrafts by, the




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     Participating Fund, or any similar expenses incurred by the Participating
     Fund, as a result of portfolio transactions effected by the Participating Fund based upon such purchase request. If Insurance Company's order requests the redemption of any Participating Fund's shares valued at or greater than $1 million, the Participating Fund will wire such amount to Insurance Company within seven days of the order.

3.9 Each Participating Fund has the obligation to ensure that its shares are registered with applicable federal agencies at all times.

3.10 Each Participating Fund will confirm each purchase or redemption order made by Insurance Company. Transfer of Participating Fund shares will be by book entry only. No share certificates will be issued to Insurance Company. Insurance Company will record shares ordered from a Participating Fund in an appropriate title for the corresponding account.

3.11 Each Participating Fund shall credit Insurance Company with the appropriate number of shares.

3.12 On each ex-dividend date of a Participating Fund or, if not a Business Day, on the first Business Day thereafter, each Participating Fund shall communicate to Insurance Company the amount of dividend and capital gain, if any, per share. All dividends and capital gains shall be automatically reinvested in additional shares of the applicable Participating Fund at the net asset value per share on the ex-dividend date. Each Participating Fund shall, on the day after the ex-dividend date or, if not a Business Day, on the first Business Day thereafter, notify Insurance Company of the number of shares so issued.


                                   ARTICLE IV
                             STATEMENTS AND REPORTS

4.1 Each Participating Fund shall provide monthly statements of account as of the end of each month for all of Insurance Company's accounts by the fifteenth (15th) Business Day of the following month.

4.2 Each Participating Fund shall distribute to Insurance Company copies of the Participating Fund's Prospectuses, proxy materials, notices, periodic reports and other printed materials (which the Participating Fund customarily provides to its shareholders) in quantities as Insurance Company may reasonably request for distribution to each Contractholder and Participant. Each Participating Fund will use its reasonable best efforts to deliver or cause to be delivered such materials to Insurance Company at least 10 days prior to Insurance Company's distribution thereof to Contractholders and Participants. If such materials are not delivered to Insurance Company within such time period and, as a result thereof, Insurance Company incurs additional costs in connection with such distribution, the relevant Participating Fund(s) will review such additional costs with Insurance Company





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     and may agree, in the sole discretion of Participating Fund(s), to bear some or all of such additional costs.

4.3 Each Participating Fund will provide to Insurance Company at least one complete copy of all registration statements, Prospectuses, reports, proxy statements, sales literature and other promotional materials, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to the Participating Fund or its shares, contemporaneously with the filing of such document with the Commission or other regulatory authorities. In addition, at the request of Insurance Company, each Participating Fund will provide to Insurance Company electronic versions of the documents referenced in this Section 4.3 in one of the following formats: ASCII (EDGAR), TXT (Text File),WPD or DOC (Word or WordPerfect Document) or RFT (Rich Text).

4.4 Insurance Company will provide to each Participating Fund at least one copy of all registration statements, Prospectuses, reports, proxy statements, sales literature and other promotional materials, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to the Contracts or the Separate Account, contemporaneously with the filing of such document with the Commission.


                                    ARTICLE V
                                    EXPENSES

5.1 The charge to each Participating Fund for all expenses and costs of the Participating Fund, including but not limited to management fees, administrative expenses and legal and regulatory costs, will be included in the determination of the Participating Fund's daily net asset value per share.

5.2 Except as provided in this Article V and, in particular in the next sentence, Insurance Company shall not be required to pay directly any expenses of any Participating Fund or expenses relating to the distribution of its shares. Insurance Company shall pay the following expenses or costs:

     a. Such amount of the production expenses of any Participating Fund materials, including the cost of printing a Participating Fund's Prospectus, or marketing materials for prospective Insurance Company Contractholders and Participants as Dreyfus and Insurance Company shall agree from time to time.

     b. Distribution expenses of any Participating Fund materials or marketing materials for prospective Insurance Company Contractholders and Participants.

     c. Distribution expenses of any Participating Fund materials or marketing materials for Insurance Company Contractholders and Participants.



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     Except as provided herein, all other expenses of each Participating Fund shall not be borne by Insurance Company. Each Participating Fund agrees to reimburse Insurance Company for any costs incurred by Insurance Company related to the printing, mailing or tabulation of any proxy initiated by the Participating Fund, its investment adviser or its distributor.


                                   ARTICLE VI
                                EXEMPTIVE RELIEF

6.1 Insurance Company has reviewed a copy of the order dated February 5, 1998 of the Securities and Exchange Commission under Section 6(c) of the Act with respect to the Fund and, in particular, has reviewed the conditions to the relief set forth in the related Notice. As set forth therein, if the Fund is a Participating Fund, Insurance Company agrees, as applicable, to report any potential or existing conflicts promptly to the Fund's Board and, in particular, whenever contract voting instructions are disregarded, and recognizes that it will be responsible for assisting the Board in carrying out its responsibilities under such application. Insurance Company agrees to carry out such responsibilities with a view to the interests of existing Contractholders.

6.2 If a majority of the Board, or a majority of Disinterested Board Members, determines that a material irreconcilable conflict exists with regard to Contractholder investments in a Participating Fund, the Board shall give prompt notice to all Participating Companies and any other Participating Fund. If the Board determines that Insurance Company is responsible for causing or creating said conflict, Insurance Company shall at its sole cost and expense, and to the extent reasonably practicable (as determined by a majority of the Disinterested Board Members), take such action as is necessary to remedy or eliminate the irreconcilable material conflict. Such necessary action may include, but shall not be limited to:

     a. Withdrawing the assets allocable to the Separate Account from the Participating Fund and reinvesting such assets in another Participating Fund (if applicable) or a different investment medium, or submitting the question of whether such segregation should be implemented to a vote of all affected Contractholders; and/or

     b.   Establishing a new registered management investment company.

6.3 If a material irreconcilable conflict arises as a result of a decision by Insurance Company to disregard Contractholder voting instructions and said decision represents a minority position or would preclude a majority vote by all Contractholders having an interest in a Participating Fund, Insurance Company may be required, at the Board's election, to withdraw the investments of the Separate Account in that Participating Fund.

6.4 For the purpose of this Article, a majority of the Disinterested Board Members shall determine whether or not any proposed action adequately remedies any irreconcilable material conflict, but in no event will any Participating Fund be required to bear the





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     expense of establishing a new funding medium for any Contract. Insurance
     Company shall not be required by this Article to establish a new funding medium for any Contract if an offer to do so has been declined by vote of a majority of the Contractholders materially adversely affected by the irreconcilable material conflict.

6.5 No action by Insurance Company taken or omitted, and no action by the Separate Account or any Participating Fund taken or omitted as a result of any act or failure to act by Insurance Company pursuant to this Article VI, shall relieve Insurance Company of its obligations under, or otherwise affect the operation of, Article V.


                                   ARTICLE VII
                       VOTING OF PARTICIPATING FUND SHARES

7.1 Each Participating Fund shall provide Insurance Company with copies, at no cost to Insurance Company, of the Participating Fund's proxy material, reports to shareholders and other communications to shareholders in such quantity as Insurance Company shall reasonably require for distributing to Contractholders or Participants.

     Insurance Company shall:

     (a) solicit voting instructions from Contractholders or Participants on a timely basis and in accordance with applicable law;

     (b) vote the Participating Fund shares in accordance with instructions received from Contractholders or Participants;

     (c) vote the Participating Fund shares for which no instructions have been received in the same proportion as Participating Fund shares for which instructions have been received; and

     (d) reserve the right to disregard voting instructions from Contractholders or Participants to the extent permitted by Rule 6e-2 or Rule 6c-3(T) under the Act or applicable state insurance laws.

     Insurance Company agrees at all times to vote its General Account shares in the same proportion as the Participating Fund shares for which instructions have been received from Contractholders or Participants. Insurance Company further agrees to be responsible for assuring that voting the Participating Fund shares for the Separate Account is conducted in a manner consistent with other Participating Companies.



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                                  ARTICLE VIII
                          MARKETING AND REPRESENTATIONS

8.1 Each Participating Fund or its underwriter shall periodically furnish Insurance Company with the following documents, in quantities as Insurance Company may reasonably request:


     a.   Current Prospectus and any supplements thereto; and

     b.   Other marketing materials.

     Expenses for the production of such documents shall be borne by Insurance Company in accordance with Section 5.2 of this Agreement.

8.2 Insurance Company shall designate certain persons or entities that shall have the requisite licenses to solicit applications for the sale of Contracts. No representation is made as to the number or amount of Contracts that are to be sold by Insurance Company. Insurance Company shall make reasonable efforts to market the Contracts and shall comply with all applicable federal and state laws in connection therewith.

8.3 Insurance Company shall furnish, or shall cause to be furnished, to each applicable Participating Fund or its designee, each piece of sales literature or other promotional material in which the Participating Fund, its investment adviser or the administrator is named, at least fifteen Business Days prior to its use. No such material shall be used unless the Participating Fund or its designee approves such material. Such approval (if given) must be in writing and shall be presumed not given if not received within ten Business Days after receipt of such material. Each applicable Participating Fund or its designee, as the case may be, shall use all reasonable efforts to respond within ten days of receipt.

8.4 Insurance Company shall not give any information or make any representations or statements on behalf of a Participating Fund or concerning a Participating Fund in connection with the sale of the Contracts other than the information or representations contained in the registration statement or Prospectus of, as may be amended or supplemented from time to time, or in reports or proxy statements for, the applicable Participating Fund, or in sales literature or other promotional material approved by the applicable Participating Fund.

8.5 Each Participating Fund shall furnish, or shall cause to be furnished, to Insurance Company, each piece of the Participating Fund's sales literature or other promotional material in which Insurance Company or the Separate Account is named, at least fifteen Business Days prior to its use. No such material shall be used unless Insurance Company approves such material. Such approval (if given) must be in writing and shall be presumed





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     not given if not received within ten Business Days after receipt of such material. Insurance Company shall use all reasonable efforts to respond within ten days of receipt.

8.6 Each Participating Fund shall not, in connection with the sale of Participating Fund shares, give any information or make any representations on behalf of Insurance Company or concerning Insurance Company, the Separate Account, or the Contracts other than the information or representations contained in a registration statement or prospectus for the Contracts, as may be amended or supplemented from time to time, or in published reports for the Separate Account that are in the public domain or approved by Insurance Company for distribution to Contractholders or Participants, or in sales literature or other promotional material approved by Insurance Company.

8.7 For purposes of this Agreement, the phrase "sales literature or other promotional material" or words of similar import include, without limitation, advertisements (such as material published, or designed for use, in a newspaper, magazine or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures or other public media), sales literature (such as any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, seminar texts, or reprints or excerpts of any other advertisement, sales literature, or published article), educational or training materials or other communications distributed or made generally available to some or all agents or employees, registration statements, prospectuses, statements of additional information, shareholder reports and proxy materials, and any other material constituting sales literature or advertising under National Association of Securities Dealers, Inc. rules, the Act or the 1933 Act.


                                   ARTICLE IX
                                 INDEMNIFICATION

9.1 Insurance Company agrees to indemnify and hold harmless each Participating Fund, Dreyfus, each respective Participating Fund's investment adviser and sub-investment adviser (if applicable), each respective Participating Fund's distributor, and their respective affiliates, and each of their directors, trustees, officers, employees, agents and each person, if any, who controls or is associated with any of the foregoing entities or persons within the meaning of the 1933 Act (collectively, the "Indemnified Parties" for purposes of Section 9.1), against any and all losses, claims, damages or liabilities joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted) for which the Indemnified Parties may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect to thereof) (i) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in information furnished by Insurance Company for use in the registration statement or Prospectus or sales literature or advertisements of the respective Participating Fund or with respect to the Separate Account or Contracts, or arise out of or are based upon the omission or the alleged omission to state therein a






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     material fact required to be stated therein or necessary to make the statements therein not misleading; (ii) arise out of or as a result of conduct, statements or representations (other than statements or representations contained in the Prospectus and sales literature or advertisements of the respective Participating Fund) of Insurance Company or its agents, with respect to the sale and distribution of Contracts for which the respective Participating Fund's shares are an underlying investment; (iii) arise out of the wrongful conduct of Insurance Company or persons under its control with respect to the sale or distribution of the Contracts or the respective Participating Fund's shares; (iv) arise out of Insurance Company's incorrect calculation and/or untimely reporting of net purchase or redemption orders; or (v) arise out of any breach by Insurance Company of a material term of this Agreement or as a result of any failure by Insurance Company to provide the services and furnish the materials or to make any payments provided for in this Agreement. Insurance Company will reimburse any Indemnified Party in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that with respect to clauses (i) and (ii) above Insurance Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any untrue statement or omission or alleged omission made in such registration statement, prospectus, sales literature, or advertisement in conformity with written information furnished to Insurance Company by the respective Participating Fund specifically for use therein. This indemnity agreement will be in addition to any liability which Insurance Company may otherwise have.

9.2 Each Participating Fund severally agrees to indemnify and hold harmless Insurance Company and each of its directors, officers, employees, agents and each person, if any, who controls Insurance Company within the meaning of the 1933 Act against any losses, claims, damages or liabilities to which Insurance Company or any such director, officer, employee, agent or controlling person may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) (1) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement or Prospectus or sales literature or advertisements of the respective Participating Fund; (2) arise out of or are based upon the omission to state in the registration statement or Prospectus or sales literature or advertisements of the respective Participating Fund any material fact required to be stated therein or necessary to make the statements therein not misleading; (3) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement or Prospectus or sales literature or advertisements with respect to the Separate Account or the Contracts and such statements were based on information provided to Insurance Company by the respective Participating Fund; or (4) arise out of or are based upon the respective Participating Fund's failure to comply with the requirements set forth in Subchapter M of the Code or Section 817(h) of the Code and the rules and regulations thereunder. Participating Fund will reimburse any legal or other expenses reasonably incurred by Insurance Company or any such director, officer, employee, agent or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the respective Participating Fund will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or omission or alleged omission made in such registration statement, Prospectus, sales literature or advertisements in conformity with written information furnished to the respective Participating Fund by Insurance Company specifically for use therein. This indemnity agreement will be in addition to any liability which the respective Participating Fund may otherwise have.

9.3 Each Participating Fund severally shall indemnify and hold Insurance Company harmless against any and all liability, loss, damages, costs or expenses which Insurance Company may incur, suffer or be required to pay due to the respective Participating Fund's (1) incorrect calculation of the daily net asset value, dividend rate or capital gain distribution rate; (2) incorrect reporting of the daily net asset value, dividend rate or capital gain distribution rate; and (3) untimely reporting of the net asset value, dividend rate or capital gain distribution rate; provided that the respective Participating Fund shall have no obligation to indemnify and hold harmless Insurance Company if the incorrect calculation or incorrect or untimely reporting was the result of incorrect information furnished by Insurance Company or information furnished untimely by Insurance Company or otherwise as a result of or relating to a breach of this Agreement by Insurance Company.

9.4 Promptly after receipt by an indemnified party under this Article of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Article, notify the indemnifying party of the commencement thereof. The omission to so notify the indemnifying party will not relieve the indemnifying party from any liability under this Article IX, except to the extent that the omission results in a failure of actual notice to the indemnifying party and such indemnifying party is damaged solely as a result of the failure to give such notice. In case any such action is brought against any indemnified party, and it notified the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, assume the defense thereof, with counsel satisfactory to such indemnified party, and to the extent that the indemnifying party has given notice to such effect to the indemnified party and is performing its obligations under this Article, the indemnifying party shall not be liable for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof, other than reasonable costs of investigation. Notwithstanding the foregoing, in any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent.

     A successor by law of the parties to this Agreement shall be entitled to the benefits of the indemnification contained in this Article IX. The provisions of this Article IX shall survive termination of this Agreement.

9.5 Insurance Company shall indemnify and hold each respective Participating Fund, Dreyfus and sub-investment adviser of the Participating Fund harmless against any tax liability incurred by the Participating Fund under Section 851 of the Code arising from purchases or redemptions by Insurance Company's General Accounts or the account of its affiliates.


                                    ARTICLE X
                          COMMENCEMENT AND TERMINATION

10.1 This Agreement shall be effective as of the date hereof and shall continue in force until terminated in accordance with the provisions herein.

10.2 This Agreement shall terminate without penalty:

     a. As to any Participating Fund, at the option of Insurance Company or the Participating Fund at any time from the date hereof upon 180 days' notice, unless a shorter time is agreed to by the respective Participating Fund and Insurance Company;

     b. As to any Participating Fund, at the option of Insurance Company, if shares of that Participating Fund are not reasonably available to meet the requirements of the Contracts as determined by Insurance Company. Prompt notice of election to terminate shall be furnished by Insurance Company, said termination to be effective ten days after receipt of notice unless the Participating Fund makes available a sufficient number of shares to meet the requirements of the Contracts within said ten-day period;

     c. As to a Participating Fund, at the option of Insurance Company, upon the institution of formal proceedings against that Participating Fund by the Commission, National Association of Securities Dealers or any other regulatory body, the expected or anticipated ruling, judgment or outcome of which would, in Insurance Company's reasonable judgment, materially impair that Participating Fund's ability to meet and perform the Participating Fund's obligations and duties hereunder. Prompt notice of election to terminate shall be furnished by Insurance Company with said termination to be effective upon receipt of notice;

     d. As to a Participating Fund, at the option of each Participating Fund, upon the institution of formal proceedings against Insurance Company by the Commission, National Association of Securities Dealers or any other regulatory body, the expected or anticipated ruling, judgment or outcome of which would, in the Participating Fund's reasonable judgment, materially impair Insurance Company's ability to meet and perform Insurance Company's obligations and duties hereunder.

          Prompt notice of election to terminate shall be furnished by such Participating Fund with said termination to be effective upon receipt of notice;

     e. As to a Participating Fund, at the option of that Participating Fund, if the Participating Fund shall determine, in its sole judgment reasonably exercised in good faith, that Insurance Company has suffered a material adverse change in its business or financial condition or is the subject of material adverse publicity and such material adverse change or material adverse publicity is likely to have a material adverse impact upon the business and operation of that Participating Fund or Dreyfus, such Participating Fund shall notify Insurance Company in writing of such determination and its intent to terminate this Agreement, and after considering the actions taken by Insurance Company and any other changes in circumstances since the giving of such notice, such determination of the Participating Fund shall continue to apply on the sixtieth (60th) day following the giving of such notice, which sixtieth day shall be the effective date of termination;

     f. As to a Participating Fund, at the option of Insurance Company, if the Insurance Company shall determine, in its sole judgment reasonably exercised in good faith, that the Participating Fund has suffered a material adverse change in its business or financial condition or is the subject of material adverse publicity and such material adverse change or material adverse publicity is likely to have a material adverse impact upon the business and operation of Insurance Company, Insurance Company shall notify the Participating Fund in writing of such determination and its intent to terminate this Agreement, and after considering the actions taken by the Participating Fund and any other changes in circumstances since the giving of such notice, such determination of Insurance Company shall continue to apply on the sixtieth (60th) day following the giving of such notice, which sixtieth day shall be the effective date of termination;

     g. As to a Participating Fund, upon termination of the Investment Advisory Agreement between that Participating Fund and Dreyfus or its successors unless Insurance Company specifically approves the selection of a new Participating Fund investment adviser. Such Participating Fund shall promptly furnish notice of such termination to Insurance Company;

     h. As to a Participating Fund, in the event that Participating Fund's shares are not registered, issued or sold in accordance with applicable federal law, or such law precludes the use of such shares as the underlying investment medium of Contracts issued or to be issued by Insurance Company. Termination shall be effective immediately as to that Participating Fund only upon such occurrence without notice;

     i. At the option of a Participating Fund upon a determination by its Board in good faith that it is no longer advisable and in the best interests of shareholders of that Participating Fund to continue to operate pursuant to this Agreement.

          Termination pursuant to this Subsection (h) shall be effective upon notice by such Participating Fund to Insurance Company of such termination;

     j. At the option of a Participating Fund if the Contracts cease to qualify as annuity contracts or life insurance policies, as applicable, under the Code, or if such Participating Fund reasonably believes that the Contracts may fail to so qualify;

     k. At the option of any party to this Agreement, upon another party's breach of any material provision of this Agreement;

     l. At the option of a Participating Fund, if the Contracts are not registered, issued or sold in accordance with applicable federal and/or state law; or

     m. Upon assignment of this Agreement, unless made with the written consent of every other non-assigning party.

          Any such termination pursuant to Section 10.2a, 10.2d, 10.2e, 10.2g or 10.2l herein shall not affect the operation of Article V of this Agreement. Any termination of this Agreement shall not affect the operation of Article IX of this Agreement.

10.3 Notwithstanding any termination of this Agreement by Insurance Company pursuant to Section 10.2 hereof, each Participating Fund and Dreyfus may, at the option of Insurance Company, continue to make available additional shares of that Participating Fund for as long as Insurance Company desires pursuant to the terms and conditions of this Agreement as provided below for all Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as "Existing Contracts"). Notwithstanding any termination of this Agreement by a Participating Fund pursuant to Section 10.2 hereof, the Participating Fund and Dreyfus may, at the option of the Participating Fund, continue to make available additional shares of the Participating Fund for as long as the Participating Fund desires pursuant to the terms and conditions of this Agreement as provided below for Existing Contracts. Specifically, without limitation, if Insurance Company or a Participating Fund, as the case may be, so elects to make additional Participating Fund shares available, the owners of the Existing Contracts or Insurance Company, whichever shall have legal authority to do so, shall be permitted to reallocate investments in that Participating Fund, redeem investments in that Participating Fund and/or invest in that Participating Fund upon the making of additional purchase payments under the Existing Contracts. In the event of a termination of this Agreement by Insurance Company pursuant to Section 10.2 hereof, Insurance Company, as promptly as is practicable under the circumstances, shall notify the Participating Fund and Dreyfus whether Insurance Company desires to continue to make the Participating Fund's shares available after such termination. In the event of a termination of this Agreement by a Participating Fund pursuant to Section 10.2 hereof, such Participating Fund and Dreyfus, as promptly as is practicable under the circumstances, shall notify Insurance Company whether Dreyfus and that Participating Fund desire to continue to make that Participating Fund's shares available after such termination. If such Participating Fund shares continue to be made available after any such termination, the provisions of this Agreement shall remain in effect and thereafter either of that Participating Fund or Insurance Company may terminate this Agreement as to that Participating Fund, as so continued pursuant to this Section 10.3, upon prior written notice to the other party, such notice to be for a period that is reasonable under the circumstances but, if given by the Participating Fund, need not be for more than six months.

10.3 Termination of this Agreement as to any one Participating Fund shall not be deemed a termination as to any other Participating Fund unless Insurance Company or such other Participating Fund, as the case may be, terminates this Agreement as to such other Participating Fund in accordance with this
     Article X.


                                   ARTICLE XI
                                   AMENDMENTS

11.1 Any other changes in the terms of this Agreement, except for the addition or deletion of any Participating Fund as specified in Exhibit A, shall be made by agreement in writing between Insurance Company and each respective Participating Fund.


                                   ARTICLE XII
                                     NOTICE

12.1 Each notice required by this Agreement shall be given by certified mail, return receipt requested, to the appropriate parties at the following addresses:

     Insurance Company: Kemper Investors Life Insurance Company
                                 1 Kemper Drive
                                 Long Grove, IL 60049
                                 Attn: General Counsel

     Participating Funds: [Name of Fund]
                                 c/o Premier Mutual Fund Services, Inc.
                                 200 Park Avenue
                                 New York, New York 10166
                                 Attn: Vice President and Assistant Secretary

     with copies to:  [Name of Fund]
                                 c/o The Dreyfus Corporation
                                 200 Park Avenue
                                 New York, New York 10166
                                 Attn: Mark N. Jacobs, Esq.
                                 Steven F. Newman, Esq.

                                       and

                                 Stroock & Stroock & Lavan LLP
                                 180 Maiden Lane
                                 New York, New York 10038-4982
                                 Attn: Lewis G. Cole, Esq.
                                       Stuart H. Coleman, Esq.

     Notice shall be deemed to be given on the date of receipt by the addresses as evidenced by the return receipt.


                               MISCELLANEOUS XIII

13.1 Subject to the requirements of legal process and regulatory authority, each party hereto shall treat as confidential the names and addresses of the owners of the Contracts and all information reasonably identified as confidential in writing by any other party hereto and, except as permitted by this Agreement, shall not disclose, disseminate or utilize such names and addresses and other confidential information without the express written consent of the affected party until such time as such information may come into the public domain. Without limiting the foregoing, no party hereto shall disclose any information that another party has designated as proprietary.

13.2 This Agreement has been executed on behalf of each Fund by the undersigned officer of the Fund in his capacity as an officer of the Fund. The obligations of this Agreement shall only be binding upon the assets and property of the Fund and shall not be binding upon any director, trustee, officer or shareholder of the Fund individually. It is agreed that the obligations of the Funds are several and not joint, that no Fund shall be liable for any amount owing by another Fund and that the Funds have executed one instrument for convenience only.


                                     LAW XIV

14.1 This Agreement shall be construed in accordance with the internal laws of the State of New York, without giving effect to principles of conflict of laws.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be duly executed and attested as of the date first above written.

                                        KEMPER INVESTORS LIFE INSURANCE COMPANY



                                        By:
                                           ------------------------------------


                                        Its:
                                            -----------------------------------

Attest:
       ---------------------

                                        THE DREYFUS SOCIALLY RESPONSIBLE GROWTH
                                             FUND, INC.


                                        By:
                                           ------------------------------------
                                        Its:
                                            -----------------------------------

                                            -----------------------------------

Attest:
       ---------------------


                                      DREYFUS INVESTMENT PORTFOLIOS


                                      By:
                                         --------------------------------------

                                      Its:
                                          -------------------------------------

                                          -------------------------------------

Attest:
       ---------------------


                                      DREYFUS VARIABLE INVESTMENT FUND



                                      By:
                                         --------------------------------------

                                      Its:
                                          -------------------------------------

                                          -------------------------------------

Attest:
       ---------------------

                                    EXHIBIT A

                           LIST OF PARTICIPATING FUNDS



The Dreyfus Socially Responsible Growth Fund, Inc.
Dreyfus Investment Portfolios
Dreyfus Variable Investment Fund